UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2019

Helix Energy Solutions Group, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-32936 (Commission File Number)	95-3409686 (IRS Employer Identification No.)

3505 West Sam Houston Parkway North, Suite 400 Houston, Texas (Address of principal executive offices)		77043 (Zip Code)
281-618-0400 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock (no par value)	HLX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.   Entry into a Material Definitive Agreement.

On June 28, 2019 (the “Amendment Date”), Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), amended its existing term loan facility (the “Term Loan Facility”, and the loans made thereunder, collectively the “Term Loan”) and revolving credit facility (the “Revolving Credit Facility”, and the loans made thereunder, collectively the “Revolving Loan”) by and among the Company, certain of its subsidiaries, the lenders party thereto, and Bank of America, N.A., as administrative agent (the “Amendment”). In order to effectuate the Amendment, the Company entered into that certain Amendment No. 2 to Amended and Restated Credit Agreement (“Amendment No. 2”), which amends in part that certain Amended and Restated Credit Agreement dated as of June 30, 2017 (as heretofore amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated as of January 18, 2019, the “Existing Credit Agreement”, and as amended by Amendment No. 2 and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Amended Credit Agreement”) by and among the Company, as borrower, the guarantors listed therein, the lenders party thereto, and Bank of America, N.A., as administrative agent, swing line lender and letters of credit issuer (the “Administrative Agent”), in order to, among other things:

•	Increase the maximum available amount under the Revolving Credit Facility from $150.0 million to $175.0 million as of the Amendment Date;

•	Increase the principal amount of the Term Loan from approximately $33 million to $35.0 million;

•	Extend the maturity date of the Term Loan and the Revolving Loan to December 31, 2021 from June 30, 2020;

•
Reduce the interest rate margin applicable to: (A) the Term Loan or portions thereof bearing interest at the base rate from 3.25% to 2.25%; (B) the Term Loan or portions thereof bearing interest at a LIBOR rate from 4.25% to 3.25%; (C) the Revolving Loan or portions thereof bearing interest at the base rate from a margin ranging from 1.75% to 3.25% to a margin ranging from 1.50% to 2.50%; and (D) the Revolving Loan or portions thereof bearing interest at a LIBOR rate from a margin ranging from 2.75% to 4.25% to a margin ranging from 2.50% to 3.50%;

•
Revise the scheduled installments of principal reduction of the Term Loan to an amount equal to 2.5% of the remaining aggregate principal amount of the Term Loan, which scheduled installments shall begin on September 30, 2019 and shall be due each December 31, March 31, June 30, and September 30 thereafter until the maturity date;

•	Revise certain financial covenants applicable to the Company and its restricted subsidiaries; and

•
Implement certain other revisions to the restrictive covenant provisions of the Existing Credit Agreement, including without limitation those restrictive covenants related to permitted indebtedness and permitted investments.

The Amended Credit Agreement requires the Company to maintain: (i) a consolidated interest coverage ratio, measured as of the end of any fiscal quarter, of no less than 2.50 to 1.00; (ii) a consolidated secured leverage ratio, measured at any time during any period of four fiscal quarters, of no greater than 2.50 to 1.00; and (iii) a consolidated total leverage ratio, measured at any time during any period of four fiscal quarters, of no greater than 4.00 to 1.00 for the period from March 31, 2019 through and including March 31, 2020, and of no greater than 3.50 to 1.00 for the fiscal quarter ending June 30, 2020 and each fiscal quarter thereafter. Such financial covenants are subject to customary cure rights.

The Amended Credit Agreement and the other documents entered into in connection with the Amended Credit Agreement include terms and conditions, including covenants, which the Company considers customary for this type of transaction. The covenants include certain restrictions on the Company’s and certain of its subsidiaries’ ability to grant liens, incur indebtedness, make investments, merge or consolidate, sell or transfer assets, pay dividends and make capital expenditures. In addition, the Amended Credit Agreement obligates the Company to meet minimum financial ratio requirements of EBITDA to interest charges, funded debt to EBITDA and secured funded debt to EBITDA. Such covenants are materially similar to those contained in the Existing Credit Facility.

The Amended Credit Agreement has amended only those aspects of the Existing Credit Agreement specifically covered by Amendment No. 2. The above description of the material terms and conditions of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Credit Agreement attached as Annex I to Amendment No. 2, which is filed as Exhibit 4.1 hereto.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

4.1
Amendment No. 2 to Amended and Restated Credit Agreement, dated as of June 28, 2019, by and among the Company, as borrower, the guarantors listed therein, and Bank of America, N.A., as administrative agent, swing line lender and letters of credit issuer, together with the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    June 28, 2019

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Erik Staffeldt
Erik Staffeldt
Executive Vice President and Chief Financial Officer